Exhibit 99.1

For Immediate Release

SPANISH BROADCASTING SYSTEM

APPOINTS ALBERT RODRIGUEZ TO

CHIEF OPERATING OFFICER

MR. ALBERT RODRIGUEZ

PHOTO CREDIT: SBS/RDF

Miami, FL. (May 16th, 2012) – Spanish Broadcasting System Inc., (SBS) (Nasdaq: SBSA) announced the appointment of Albert Rodriguez to Chief Operating Officer (COO) effective immediately. Mr. Rodriguez will be responsible for the day-to-day operations of the Company and will continue to oversee the revenue and profit performance of the Company’s consolidated operations, including radio, television, interactive and entertainment divisions.

Mr. Raúl Alarcón, Chairman/President/CEO of the Spanish Broadcasting System, Inc. Board of Directors, stated, “The Board unanimously agreed that Albert’s track record and expertise make him the ideal executive to lead SBS’s future growth. Albert has over 22 years of relevant industry experience and has demonstrated his highly-skilled leadership and strategic vision at SBS over the past 13 years. We are confident in Albert’s ability to deliver on SBS’s goals and accelerate our growth as a leading multi-platform media company in America.”

“I am thrilled to take on the role of Chief Operating Officer,” said Rodriguez. “SBS has grown its competitive position while continuing to serve and advocate for the important U.S. Hispanic community. I’m excited to lead a company with such tremendous growth potential and look forward to continuing to work with such an exceptional leadership team.”

Prior to his appointment as Chief Operating Officer, Mr. Rodriguez, age 47, was Chief Revenue Officer of the Company’s consolidated operations and General Manager of the Miami television market since January 3, 2011, Chief Revenue Officer of the television segment and General Manager of the Miami television market since October 12, 2010, General Manager of the Miami television market from January 21, 2010 through October 11, 2010, and General Sales Manager for the Miami radio market from November 1999 through January 2010.

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For more information please visit: www.spanishbroadcasting.com

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www.lamusica.com

www.mega.tv

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About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Urban format genres. SBS has 3 of the top 6 Spanish-language stations in the nation including the #1 Spanish station in America, WSKQ-FM in New York City (WPAT is ranked #3 and KLAX is ranked #6). The Company also owns and operates MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events throughout the country and operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

Media & Press Contact:

Vladimir Gomez

Spanish Broadcasting System, Inc.

Director, Marketing and Communications

(305) 644-4817

vgomez@mega.tv

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